Exhibit 5.1

ANTHONY L.G., PLLC

laura aNTHONy, esq

JOHN CACOMANOLIS, ESQ*

CHAD FRIEND, ESQ, LLM

SVETLANA ROVENSKAYA, ESQ**

OF COUNSEL:

Jessica Haggard, esq. ***

MICHAEL R. GEROE, ESQ, CIPP/US****

CRAIG D. LINDER, ESQ*****

PETER P. LINDLEY, ESQ, CPA, MBA

john lowy, esq.******

STUART REED, ESQ

LAZARUS ROTHSTEIN, ESQ.

Harris Tulchin, Esq. *******

www.ANTHONYPLLC.com WWW.SECURITIESLAWBLOG.COM WWW.LAWCAST.COM DIRECT E-MAIL: LANTHONY@ANTHONYPLLC.COM

*licensed in FL and NY

**licensed in NY and NJ

***licensed in Missouri

****licensed in CA, DC, MO and NY

*****licensed in CA, FL and NY

******licensed in NY and NJ

*******licensed in CA and HI (inactive in HI)

May 12, 2023

AERWINS Technologies Inc.

Shiba Koen Annex 6 f, 1-8, Shiba Koen 3-chome,

Minato-ku, Tokyo, Japan 105-0011

Re:	Aerwins Technologies Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Aerwins Technologies Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1, filed on May 12, 2023 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), covering up to 11,222,357 shares of the Company’s common stock, par value $$0.000001 per share (the “Common Stock”), issuable by the Company to Lind Global Fund II LP (“Lind Global”) in connection with its agreement to purchase from the Company up to three secured convertible promissory notes (the “Convertible Notes” and each a “Convertible Note”) in the aggregate principal amount of $6,000,000 and up to 5,601,613 warrants (the “Warrants” and each a “Warrant”) to purchase 5,601,613 shares of the Company’s Common Stock and consist of: (i) up to 2,800,000 shares of Common Stock issuable upon the conversion of a secured convertible promissory note in the outstanding principal amount of $2,520,000 issued to Lind Global dated April 12, 2023 (the “First Closing Convertible Note”); (ii) up to 1,913,390 shares of Common Stock issuable upon exercise of 1,913,390 Common Stock purchase warrants issued to Lind Global on April 12, 2023 (the “First Closing Warrants”); (iii) up to 1,866,667 shares of Common Stock issuable upon the conversion of a secured convertible promissory note in the principal amount of $1,680,000 to be issued to Lind Global (the “Second Closing Convertible Note”); (iv) up to 1,275,593 shares of Common Stock issuable upon exercise of 1,275,593 Common Stock purchase warrants to be issued to Lind Global (the “Second Closing Warrants”); (v) up to 2,000,000 shares of Common Stock issuable upon the conversion of a secured convertible promissory note in the principal amount of $1,800,000 to be issued to Lind Global (the “Third Closing Convertible Note,” together with the First Closing Convertible Note and the Second Closing Convertible Note, collectively, the “Convertible Notes”); and (vi) up to 1,366,707 shares of Common Stock issuable upon exercise of 1,366,707 Common Stock purchase warrants to be issued to Lind Global (the “Third Closing Warrants,” together with the First Closing Warrants and the Second Closing Warrants, collectively, the “Warrants”). The Convertible Notes and the Warrants are collectively referred to as the “Securities”.

625 N. FLAGLER DRIVE, SUITE 600 • WEST PALM BEACH, FLORIDA • 33401 • PHONE: 561-514-0936 • FAX 561-514-0832

Aerwins Technologies Inc.

May 12, 2023

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, and the laws of the State of Delaware, we are of the opinion that:

1.	The Common Stock issuable upon conversion of the Convertible Notes (the “Conversion Shares”) and upon exercise of the Warrants (the “Warrant Shares”) have been duly authorized by all necessary corporate action of the Company, and, upon (i) the due execution by the Company and registration by its registrar of the Conversion Shares and the Warrant Shares, (ii) delivery of a notice of conversion of the Convertible Notes by Lind Global in accordance with their terms, and (iii) delivery and payment therefor upon exercise of the Warrants in accordance with their terms, the Conversion Shares and the Warrant Shares, respectively, will be validly issued, fully paid and non-assessable.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of Delaware; and (b) the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S−K under the Securities Act and to the reference to our firm therein and in the Prospectuses and any Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely yours,

/s/ Laura E. Anthony
Laura E. Anthony,
For the Firm

625 N. FLAGLER DRIVE, SUITE 600 • WEST PALM BEACH, FLORIDA • 33401 • PHONE: 561-514-0936 • FAX 561-514-0832